EXHIBIT 99.1

 Investors Presentation   ®    Third Quarter 2016 Results  November 1, 2016

Safe Harbor for Forward-Looking Statements

Certain statements in this presentation are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, particularly those regarding our 2016 Financial Guidance. Such forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in those statements. Readers should carefully review the Risk Factors slide of this presentation. These forward-looking statements are based on management’s expectations or beliefs as of November 1, 2016 and as well as those set forth in our Annual Report on Form 10-K filed by us on February 29, 2016 with the Securities and Exchange Commission (“SEC”) and the other reports we file from time-to-time with the SEC. We undertake no obligation to revise or publicly release any updates to such statements based on future information or actual results. Such forward-looking statements address the following subjects, among others:

- **Future operating results**
- **Deployment of cash and investment balances to grow the company**
- **Ability to acquire businesses on acceptable terms and integrate and recognize synergies from acquired businesses**
- **Subscriber growth, retention, usage levels and average revenue per account**
- **Cloud service and digital media growth and continued demand for fax services**
- **International growth**
- **New products, services, features and technologies**
- **Corporate spending including stock repurchases**
- **Intellectual property and related licensing revenues**
- **Liquidity and ability to repay or refinance indebtedness**
- **Network capacity, coverage, reliability and security**
- **Regulatory developments and taxes**

All information in this presentation speaks as of November 1, 2016 and any redistribution or rebroadcast of this presentation after that date is not intended and will not be construed as updating or confirming such information.

2

Risk Factors

The following factors, among others, could cause our business, prospects, financial condition, operating results and cash flows to be materially adversely affected:

- **Inability to sustain growth or profitability, particularly in light of an uncertain U.S. and worldwide economy and the related impact on customer acquisition, retention and usage levels, advertising spend and credit and debit card payment declines**
- **Reduced use of fax services due to increased use of email, scanning or widespread adoption of digital signatures or otherwise**
- **Inability to acquire businesses on acceptable terms or successfully integrate and realize anticipated synergies**
- **Failure to offer compelling digital media content causing reduced traffic and advertising levels; loss of advertisers or reduction in advertising spend; increased prevalence or effectiveness of advertising blocking technologies; inability to monetize handheld devices and handheld traffic supplanting monetized traffic**
- **New or unanticipated costs or tax liabilities, including those relating to federal and state income tax and indirect taxes, such as sales, value-added and telecommunications taxes**
- **Inability to manage certain risks inherent to our business, such as fraudulent activity, system failure or a security breach**
- **Competition from others with regard to price, service, content and functionality**
- **Inadequate intellectual property (IP) protection, expiration or invalidity of key patents, violations of 3rd party IP rights or inability or significant delay in monetizing IP**
- **Inability to continue to expand our business and operations internationally**
- **Inability to maintain required services on acceptable terms with financially stable telecom, co-location and other critical vendors; and inability to obtain telephone numbers in sufficient quantities on acceptable terms and in desired locations**
- **Level of debt limiting availability of cash flow to reinvest in the business; inability to repay or refinance debt when due; and restrictive covenants relating to debt imposing operating and financial restrictions on business activities or plans**
- **Inability to maintain and increase our cloud services customer base or average revenue per user**
- **Enactment of burdensome telecommunications, Internet, advertising or other regulations, or being subject to existing regulations**
- **Inability to adapt to technological change and diversify services & related revenues at acceptable levels of financial return**
- **Loss of services of executive officers and other key employees**
- **Other factors set forth in our Annual Report on Form 10-K filed by us on February 29, 2016 with the Securities and Exchange Commission (“SEC”) and the other reports we file from time-to-time with the SEC**

3

 The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Everyday Health, Inc. (“Everyday Health”) or any other securities. This communication is for informational purposes only.  The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction.  On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”). The offer to purchase shares of Everyday Health common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Project Echo Acquisition Corp., a wholly owned subsidiary of Ziff Davis, LLC, Ziff Davis, LLC, a wholly owned subsidiary of j2 Global, Inc., and j2 Global, and the solicitation/recommendation statement will be filed with the SEC by Everyday Health. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Laura Hinson at laura.hinson@j2.com.  4  Additional Information

   Q3 2016 Results

2016 Q3 Accomplishments

Q3 '16 Consolidated Results

- Record Third Quarter Revenue $210.1M, +17.6% vs Q3 2015
- Q3 '16 Adjusted EBITDA(1)(2) $95.4M, +13.2% vs Q3 2015
- Executing M&A investment to further improve market position
  - 4 Cloud acquisitions completed in Q3 2016

Cloud Segment

- Q3 '16 Revenue of $143.3M, +$17M or +13% vs. prior year
  - Cloud Connect (Fax/Voice) Revenue +$3M or +3.5% vs. prior year
  - Cloud Services Revenue +$14M or +39% vs. prior year
- Adjusted EBITDA(1)(2) margin 52.1%
- ARPU reached $15.28, highest since Q3 2008

Digital Media Segment

- Q3 '16 Revenue of $66.7M +28% vs. prior year
- Adjusted EBITDA margin(1)(2) 36%

(1) Figures are Adjusted Non-GAAP.
(2) See slides 22-26 for a GAAP reconciliation of revenue, earnings per diluted share, free cash flow, and adjusted EBITDA.

6

   j2 Global Consolidated

 8  Q3 2016 Results vs. Prior Year  See slides 22-26 for a GAAP reconciliation of revenue, earnings per diluted share and adjusted EBITDA for the Company as a whole and by segment.Includes Allocation from Cloud Connect to Cloud Services of $1.7M in Q2 ‘16 and $1.5M in Q2 ’15The Consolidated j2 Global data may not foot as each segment is calculated independently  ($ in thousands)

   Business Cloud Services

Q3 2016 Cloud Connect (Fax/Voice) Highlights

- Q3 ‘16 Revenue of $92.6M, +3.5% vs. Q3 ’15, annual run rate ~$380M, +6% YoY
- Fax Revenue of $77.3M, +1% vs. Q3 ‘15, led by premium brands and corporate fax
- Fax Revenue represents 37% of consolidated Q3 ‘16 Revenue and ~44% of consolidated Adjusted EBITDA; prior year Fax Revenue was 43% of consolidated revenue (1)(2)(3)
- October acquisition of Fonebox Australia to be consolidated with our Zintel voice business
- Subscriber base of 2.4M DIDs, +3% vs. Q3 ’15
  - 4% average annual growth since 2011
- MaxEmail fully migrated and integrated into j2 systems during Q3

(1) Figures are Adjusted Non-GAAP.
(2) See slides 22-26 for a GAAP reconciliation of revenue, earnings per diluted share and adjusted EBITDA.
(3) Fax adjusted EBITDA margin is based on Cloud Connect (Fax/Voice) adjusted EBITDA margin

10

Q3 2016 Cloud Backup Highlights

- Revenue of $29.5M, +69% vs Q3 ’15
- Adjusted EBITDA(1)(2) of $15.2M, +124% vs. Q3 ’15
- Adjusted EBITDA margin(1)(2) +50% vs. ~39% in Q3 ‘15
- Completed 3 acquisitions in Q3 ’16 / 10 acquisitions to date in 2016
- Plan additional investment partially offset by savings from datacenter consolidation, positioning Cloud Backup for future growth

(1) Figures are Adjusted Non-GAAP
(2) See slides 22-26 for a GAAP reconciliation of revenue, earnings per diluted share and adjusted EBITDA.

11

Q3 2016 Email Highlights

Email Security

- Q3 '16 Revenue of $11.2M
- 2016 YTD Revenue $35.2M, +4% vs. prior year
- 2016 YTD Adjusted EBITDA(1)(2) $12.0M, +17% vs. prior year
- USA - Excel Micro - McAfee EOL January 2017
- Completed migrating Nordic customers to FuseMail® branded platform
- Double-digit revenue growth in Nordics +17% vs. Q3 '15

Email Marketing

- Q3 '16 Revenue of $7.7M, +38% vs. Q3 '15, annual run-rate $31M, +38% vs prior year
- Q3 '16 Adjusted EBITDA(1)(2) of $4.5M, +73% vs. Q3 '15
- Q3 '16 Adjusted EBITDA(1)(2) margin 58% vs. 46% in Q3 '15
- Campaigner won two Gold Stevie International Business Awards:
  - Best Customer Service Department and Customer Service Team
- Acquired UnifiedEmail, a small SMTP relay company

(1) Figures are Adjusted Non-GAAP.
(2) See slides 22-26 for a GAAP reconciliation of revenue, earnings per diluted share and adjusted EBITDA.

12

   Digital Media

Q3 2016 Digital Media Highlights

- Digital media business demonstrating strong fundamentals
  - Q3 ‘16 Revenue of $67M, +28% vs. Q3 ’15
  - Q3 ‘16 EBITDA[(1)(2)] of $24M, up, +18% vs. Q3 ’15
  - Total multi-platform visits were up 42% YoY at 1.4B [(3)]
- Performance Marketing (CPC, CPA, CPL) grew 47% vs. Q3 2015
  - Shopping clicks merchant partners reached 26M, a 68% increase YOY
  - Launch of http://www.pcmag.com/coupons a collaborative effort utilizing content and technology from Offers.com and leveraging the domain authority of PCMag.
- Launched B2B Signals, a next generation data as a service (DaaS) platform
  - Provides B2B marketers with detailed and timely intelligence to find their most targeted potential customers across 40k companies, 26M contacts
- Ookla releases new native apps
  - Ookla's mobile Speedtest app was installed on 15M new devices during Q3 ’16, an increase of 44% YOY
  - Launched a Speedtest Chrome extension in the Chrome Store, generating 258k installs and 1.2M tests


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(1) Figures are Adjusted Non-GAAP
(2) See slides 22-26 for a GAAP reconciliation of revenue, earnings per diluted share and EBITDA.
(3) Google Analytics (GA) and /or Partner Platforms

Q3 2016 Digital Media Highlights

- IGN's distributed video strategy continues its acceleration[1]
  - Total video views across all IGN platforms were up 88% YoY to 895M.
  - Subscriber and follower growth grew substantially in Q3 '16
    - YouTube subscribers across channels increased by 26% YoY to 9.2M
    - Social followers across platforms increased by 58% YoY to 19.5M
    - App installs across mobile and OTT increase by 11% to 14.5M
  - IGN created multi-day live programming at the two largest fan expos in the world: Gamescom and San Diego Comic-Con, accumulation more than 6M live views



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- Key business development achievements
  - Re-Launched Geek.com with a new site design and new editorial focus on Geek Culture and Tech. The launch was sponsored "ad-free" by Microsoft
  - Launched PCMag Israel (il.pcmag.com) in Hebrew language, in partnership with BrandStorm Media, who has operated IGN and AskMen in the country since 2014
  - August - Relaunch of IGN Africa (africa.ign.com) in partnership with Little Empire, available in English language in South Africa and across the Southern African continent



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(1) Google Analytics (GA) and/or Partner Platforms

15

   2016 Financial Guidance

Everyday Health Update

Rationale

- Our focus has always been to help our audiences make informed decisions; EVDY plays the same role in the health vertical
- Significant learning to be shared and applied between EVDY and Ziff Davis – from data to performance marketing to platform publishing

Transaction

- Tender offer of \$10.50 per share expected to commence Nov 2nd and expire Dec 2nd
- Hart-Scott-Rodino (HSR) filing made on October 27th
- Total proceeds to close \$470M
- Expected consideration includes cash on hand / new revolver everyday HEALTH

MEDPAGE TODAY

WHAT TO EXPECT

tea leaves health

CAMBRIDGE BIOMARKETING

Guidance

- EVDY current Revenue guidance of \$252-\$260M and Adjusted EBITDA of \$43.6-\$47.6M for 2016
- EVDY will report its Q3 2016 results on November 8th

17

   Revenues  $830M - $860M  Adjusted Non-GAAP EPS(1)(2)   $4.70 - $5.00  18  Reconfirming 2016 Guidance  Figures are adjusted Non-GAAP.Adjusted earnings per diluted share excludes share-based compensation, amortization of acquired intangibles and the impact of any currently anticipated items, in each case net of tax. It is anticipated that the effective tax rate for 2016 (excluding certain expenses that may not be indicative of our recurring core business operating results) will be between 29% and 31%

   Supplemental Information

 20  See slide 23 & 24 for a definition of adjusted Non-GAAP net income and a reconciliation of Non-GAAP earnings and EPS to GAAP net income and diluted GAAP EPSSee slide 22 for a definition of Free Cash Flow and reconciliation to net cash provided by operating activitiesSee slide 22 for a definition of adjusted EBITDA and reconciliation to Net Income  Financial Metrics: Consolidated

Financial & Other Metrics Cloud & Media

Total Cloud

(in Thousands)

	2015				2016		
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Revenue by Type							
Fixed Subscriber Revenues	$96,097	$102,437	$103,957	$112,428	$115,496	$117,199	$117,816
Variable Subscriber Revenues	$19,687	$21,368	$21,364	$21,384	$21,453	$24,156	$24,396
Subscriber Revenues	**$115,784**	**$123,805**	**$125,321**	**$133,812**	**$136,949**	**$141,355**	**$142,212**
Other Licenses Revenues (1)	$2,277	$1,383	$1,115	$1,141	$1,191	$1,105	$1,130
Total Cloud Revenues	**$118,061**	**$125,188**	**$126,436**	**$134,953**	**$138,139**	**$142,460**	**$143,342**
Revenue - DID vs. Non-DID							
DID Based Revenues	$85,777	$88,945	$89,257	$88,676	$89,967	$92,592	$92,396
Non-DID Based Revenues	$32,284	$36,243	$37,179	$46,277	$48,173	$49,868	$50,946
Total Cloud Revenues	**$118,061**	**$125,188**	**$126,436**	**$134,953**	**$138,139**	**$142,460**	**$143,342**
Cloud Services Customers (2)	**2,896**	**2,936**	**3,004**	**3,022**	**3,086**	**3,090**	**3,114**
Average Monthly Revenue/Customers (3)	$13.91	$14.15	$14.06	$14.79	$14.95	$15.26	$15.28
Cancel Rate (4)	2.2%	1.9%	2.0%	2.1%	2.2%	2.2%	2.3%

Media

	2015				2016		
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Digital Media Traffic (5)							
Visits	955,687	931,769	1,022,275	1,091,510	1,096,332	1,159,925	1,448,339
Views	2,391,570	2,226,210	2,569,875	3,087,971	3,637,100	4,215,216	5,405,305

(1) Cloud Services revenue includes IP Licensing revenue
(2) Cloud Services Customers are defined as paying DIDs for Fax & Voice services and direct and resellers' accounts for other services
(3) Quarterly ARPU is calculated using our standard convention of applying the average of the quarter's beginning and ending customer base to the total revenue of the quarter
(4) User cancel rate, also called user churn, is defined as cancellation of service by Cloud Business customers with greater than 4 months of continuous service (continuous service includes Cloud Business customers that are administratively cancelled and reactivated within the same calendar month). User cancel rate is calculated monthly and expressed here as an average over the three months of the quarter.
(5) Digital Media Traffic figures based on Google Analytics & Partner Platforms

21

22  Free Cash Flow (1)  Free Cash Flow is defined as net cash provided by operating activities, less purchases of property, plant and equipment, plus excess tax benefits (deficiency) from share based compensation. In addition, the amount shown for Q2 and Q3 2015 excludes the effect of payments associated with taxes for prior periods under audit. Free Cash Flow amounts are not meant as a substitute for GAAP, but are solely for informational purposesAdjusted EBITDA is defined as net income plus interest and other expense, net; income tax expense; depreciation and amortization and the items used to reconcile GAAP to Adjusted Non-GAAP EPS. Adjusted EBITDA amounts are not meant as a substitute for GAAP, but are solely for informational purposes   GAAP Reconciliation Free Cash Flow & Adjusted EBITDA  Adjusted EBITDA (2)  ($ in millions)

 23  GAAP Reconciliation Q3 Adjusted Non-GAAP Earnings & EPS  Adjusted Non-GAAP net income is not meant as a substitute for GAAP, and is defined as GAAP net income with the following modifications: 1) Elimination of shared-based compensation expense and associated payroll taxes 2) Elimination of certain acquisition-related integration costs and the impact of fair value adjustments to deferred revenue purchased in Livedrive acquisition 3) Elimination of amortization of acquired patents and intangible assets  ($ in thousands)

 24  GAAP Reconciliation Q3 Adjusted Non-GAAP Earnings & EPS (continued)  Adjusted Non-GAAP net income is not meant as a substitute for GAAP, and is defined as GAAP net income with the following modifications: 1) Elimination of shared-based compensation expense and associated payroll taxes 2) Elimination of certain acquisition-related integration costs and the impact of fair value adjustments to deferred revenue purchased in Livedrive acquisition 3) Elimination of interest costs in excess of the coupon rate associated with the convertible notes 4) Elimination of IRS consulting fees 5) Elimination of amortization of acquired patents and intangible assets 6) Elimination of additional income tax (expense) benefit from prior years * Reconciliation of Net Income per share from GAAP to Adjusted Non-GAAP Net Income Per Share may not foot because each is calculated independently  ($ in thousands)

 25  GAAP Reconciliation Q3 2016 Adjusted EBITDA  ($ in thousands)

 26  GAAP Reconciliation Q3 2015 Adjusted EBITDA  ($ in thousands)

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